UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)           September 15, 2006
The Fashion House Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Colorado

(State or Other Jurisdiction of Incorporation)

033-07075-LA	33-1079781

(Commission File Number)	(IRS Employer Identification No.)

6310 San Vicente Blvd., #330, Los Angeles, California	90048-5499

(Address of Principal Executive Offices)	(Zip Code)
(323) 939-3031

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
Master Revolving Note
On September 18, 2006, The Fashion House, Inc., (“FHI”), the wholly-owned subsidiary of The Fashion House Holdings, Inc. (“FHH” and together with FHI, the “Company”), entered into a Master Revolving Note (the “Note”) with Comerica Bank (the “Lender”) to borrow from time to time, at the Lender’s discretion, up to an aggregate of $5.0 million, payable in whole or in part upon demand, at a per annum rate equal to the Lender’s prime rate plus 1% per annum secured by deposits with the Lender. Upon default, FHI pays an additional 3% per annum. A default by FHI, or any guarantor, includes the failure to pay, or in the observance of any term condition or covenant of, any outstanding indebtedness; bankruptcy or ceasing to do business as a going concern; dissolution, merger or consolidation; breach of any representation or warranty or any guaranty related to the Note; and if the Lender believes that payment on the Note or any other indebtedness is impaired. The Note replaces the June 2006 note for $2.0 million, the July note for $350,0000 and the September 2006 note for $500,000.
Credit Enhancement Agreement
In connection with entering into the Note, on September 15, 2006, the Company entered into a Credit Enhancement Agreement with Westrec Capital Partners, LLC (“Westrec”) and its controlling member, Michael M. Sachs (collectively, the “Guarantors”) pursuant to which each of the Guarantors agreed to guarantee (the “Guaranties”) the Company’s obligations existing on or before the date that is the earliest of (i) 180 days following the closing of the Note with the Lender, (ii) the termination of Guarantor’s obligations, or (iii) the Borrower’s repayment in full of the amounts outstanding under Note. Pursuant to the terms of the Credit Enhancement Agreement, the Company has agreed to pay the following fees:
•	upon any issuance, renewal, extension or modification of a letter of credit by the Lender that is guaranteed by a Guarantor, the Company will pay Westrec 2% of the face amount of the letter of credit;

•	as long as any amount is outstanding on the Note that is guaranteed by a Guarantor, revolving line-of-credit based fees equal to the difference between (a) the sum of 20%, plus (if applicable) the Default Increase (as defined below), or (b) the sum of the Lender’s prime rate plus 11.75% per annum, plus (if applicable) the Default Increase. “Default Increase” means the percentage increase to the interest rate under the Note arising by reason of a default thereunder, namely, an increase of three percent (3%) per annum; and

•	a monthly credit monitoring fee of $5,000 for each calendar month up to and including the month of termination.
Any payments that are deemed late are subject to an additional fee of 5% of each such late payment. The Company also granted the Guarantors a security interest in all of the Borrowers’ tangible and intangible property and assets, for the duration of the Credit Enhancement Agreement and John Hannah, the Chief Executive Officer of FHH, granted a security interest and pledge of all FHH common stock, options, warrants and other equity securities held by him. Furthermore, each draw under the Note with the Lender is subject to the prior approval of the Guarantors at their discretion. The Credit Enhancement Agreement terminates upon repayment in cash of all amounts payable and the delivery of certain written releases by Lender and the Company.
Warrant
In connection with the Credit Enhancement Agreement, FHH granted Westrec a seven-year warrant (the “Warrant”) to purchase a total of 5,000,000 shares of common stock at purchase price of $0.65 per share. The warrant vests as follows: (i) 20% (or 1,000,000 shares) of the Warrant immediately vests, (ii) an additional 20% (or 1,000,000 shares) vests every 60 days after the date of the Warrant, and on each succeeding 30th day thereafter such that the entire Warrant will vest on the 151st day after the date of the Warrant. No previously unvested Warrant shares will vest after the termination of the Credit Enhancement Agreement. Furthermore, the maximum number of Warrant shares vested will not exceed an amount equal to the product of (A) the highest amount of aggregate principal owed under the Note previously outstanding and (B) the aggregate percentage of Warrant shares vested, it being the intention that the maximum number of Warrant shares that can vest will be the lesser of 5,000,000 or the number equal to the number of dollars in the highest draw amount under the Note.
In addition, if the termination of the Credit Enhancement Agreement does not occur on the dates below, then the number of shares underlying the Warrant will be increased in the following amounts, which shares will be immediately vested: (i) an additional number of shares equal to 3% of the shares vested on the 180th day following the closing of the Note, plus (ii) an additional number of shares equal to 5% of the shares vested on the 210th day following the closing of the Note is not terminated, plus (iii) an additional number of shares equal to 10% of the shares vested under the on the 270th day following the closing of the Note plus on each 30 days thereafter until the termination of the Credit Enhancement Agreement occurs. If FHH issues equity securities with a purchase price less than the current exercise price of the Warrant, then the exercise price of the Warrant will be reduced to such amount and the number of shares underlying the Warrant will be increased accordingly.
The Warrant also includes demand and piggy back registration rights. If a registration statement is not filed within 90 days following the earlier of (i) the termination of the Credit Enhancement Agreement or (ii) the date that is 180 days following the closing of the Note, and if the registration statement is not declared effective within 120 days after its filing, then for each day after the filing deadline or effectiveness deadline, as the case may be, the number of warrant shares will automatically increase by an amount equal to 3% of the warrant shares then vested, divided by 30, which new warrant shares will be immediately and fully vested.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 here is incorporate herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2006	THE FASHION HOUSE HOLDINGS, INC.
	By:	/s/ Michael McHugh
	Name:	Michael McHugh
	Title:	Chief Financial Officer